Exhibit 3.3

BY-LAW NO. 1

of

REPARE THERAPEUTICS INC.

(the “Corporation”)

1. INTERPRETATION

1.1 Expressions used in this By-law shall have the same meanings as corresponding expressions in the Canada Business Corporations Act (the “Act”).

2. CORPORATE SEAL

2.1 The directors may, but need not, adopt a corporate seal, and may change a corporate seal that is adopted.

3. FINANCIAL YEAR

3.1 Until changed by the directors, the financial year of the Corporation shall end on the last day of December in each year.

4. DIRECTORS

4.1 Number. The number of directors shall be not fewer than the minimum and not more than the maximum provided in the articles. At each election of directors the number elected shall be the number of directors then in office unless the directors or the shareholders otherwise determine.

4.2 Quorum. A quorum of directors shall be a majority of directors or, such greater or lesser number as the directors or shareholders may from time to time determine.

4.3 Calling of Meetings. Meetings of the directors shall be held at such time and place as the Chair of the Board, the President or any two directors may determine.

4.4 Notice of Meeting. Notice of the time and place of each meeting of directors shall be given to each director by telephone not less than 48 hours before the time of the meeting or by written notice not less than four days before the date of the meeting, provided that the first meeting immediately following a meeting of shareholders at which directors are elected may be held without notice if a quorum is present. Meetings may be held without notice if the directors waive or are deemed to waive notice.

4.5 Meeting by Telephonic or Electronic Facility. If all the directors of the Corporation consent, a meeting of directors or of a committee of directors may be held by means of a telephonic, electronic or other communication facility that permits all persons participating in the meeting to communicate adequately with each other, and a director participating in a meeting by such means is deemed to be present at that meeting.

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4.6 Chair. The Chair of the Board, or in the Chair’s absence the President if a director, or in the President’s absence a director chosen by the directors at the meeting, shall be chair of any meeting of directors.

4.7 Voting at Meetings. At meetings of directors each director shall have one vote and questions shall be decided by a majority of votes. In case of an equality of votes, the chair of the meeting shall not have a second or casting vote.

5. OFFICERS

5.1 General. The directors may from time to time appoint a Chair of the Board, a President, one or more Vice-Presidents, a Secretary, a Treasurer and such other officers as the directors may determine.

5.2 Chair of the Board. The Chair of the Board, if any, shall be appointed from among the directors and when present shall be chair of meetings of directors and shareholders and shall have such other powers and duties as the directors may determine.

5.3 The President. Unless the directors otherwise determine, the President shall be appointed from among the directors and shall be the chief executive officer of the Corporation and shall have general supervision of its business and affairs and in the absence of a Chair of the Board shall be chair at meetings of directors and shareholders when present.

5.4 Vice-President. A Vice-President shall have such powers and duties as the directors or the chief executive officer may determine.

5.5 Secretary. The Secretary shall give required notices to shareholders, directors, auditors and members of committees; act as secretary of meetings of directors and shareholders when present, keep and enter minutes of such meetings, maintain the corporate records of the Corporation, have custody of the corporate seal, if any, and shall have such other powers and duties as the directors or the chief executive officer may determine.

5.6 Treasurer. The Treasurer shall keep proper accounting records in accordance with the Act, have supervision over the safekeeping of securities and the deposit and disbursement of funds of the Corporation; report as required on the financial position of the Corporation; and have such other powers and duties as the directors or the chief executive officer may determine.

5.7 Assistants. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant unless the directors or the chief executive officer otherwise direct.

5.8 Variation of Duties. The directors may, from time to time, vary, add to or limit the powers and duties of any officer.

5.9 Term of Office. Each officer shall hold office until the officer’s successor is elected or appointed, provided that the directors may at any time remove any officer from office but such removal shall not affect the rights of such officer under any contract of employment with the Corporation.

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6. INDEMNIFICATION AND INSURANCE

6.1 Indemnification of Directors and Officers. The Corporation shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity of another entity, and the heirs and legal representatives of such individual to the extent permitted by the Act.

6.2 Insurance. The Corporation may purchase and maintain insurance for the benefit of any person referred to in Section 6.1 to the extent permitted by the Act.

7. SHAREHOLDERS

7.1 Quorum. A quorum for the transaction of business at a meeting of shareholders shall be two persons present and each entitled to vote at the meeting.

7.2 Casting Vote. In case of an equality of votes at a meeting of shareholders the Chair of the meeting shall not have a second or casting vote.

7.3 Scrutineers. The Chair at any meeting of shareholders may appoint one or more persons (who need not be shareholders) to act as scrutineer or scrutineers at the meeting.

8. DIVIDENDS AND RIGHTS

8.1 Declaration of Dividends. Subject to the Act, the directors may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation.

8.2 Cheques. A dividend payable in money shall be paid by cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at the address of such holder in the Corporation’s securities register, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all such joint holders and mailed to them at their address in the Corporation’s securities register. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

8.3 Non-Receipt of Cheques. In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the directors may from time to time prescribe, whether generally or in any particular case.

8.4 Unclaimed Dividends. To the extent permitted by applicable law, any dividends unclaimed after a period of two years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

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9. EXECUTION OF INSTRUMENTS

9.1 Deeds, transfers, assignments, agreements, proxies and other instruments may be signed on behalf of the Corporation by any two directors or by a director and an officer or by one of the Chair of the Board, the President and a Vice-President together with one of the Secretary and the Treasurer or in such other manner as the directors may determine.

10. NOTICES

10.1 Omissions and Errors. Accidental omission to give any notice to any shareholder, director, auditor or member of a committee, or non-receipt of any notice or any error in a notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice.

RESOLVED THAT the foregoing by-law is made a by-law of the Corporation by the signatures hereto of all the directors of the Corporation pursuant to the Canada Business Corporations Act, this 6th day of September, 2016.

/s/ Lloyd M. Segal	/s/ Jerel C. Davis
Lloyd M. Segal	Jerel Davis

RESOLVED THAT the foregoing by-law is confirmed as a by-law of the Corporation by the signature hereto of the sole shareholder of the Corporation pursuant to the Canada Business Corporations Act, this 6th day of September, 2016.

/s/ Jerel C. Davis
Jerel Davis, in trust for Versant Venture Capital V, L.P.

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